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Exhibit 99.(a)(1)(H)

MEMO

TO:	«M_1st_name» «Last_Name»
FROM:	Linda Powell
DATE:	, 2003
SUBJECT:	Confirmation of Participation in Stock Option Exchange Program

Thank you for your participation in Isis Pharmaceuticals, Inc.'s Stock Option Exchange Program. Defined terms not explicitly defined herein but defined in the Offer Document, shall have the same definitions as used in the Offer Document. The stock option(s) held by you that have been surrendered for cancellation are identified on the following page entitled "Stock Options Cancelled."

If the information on the "Stock Options Cancelled" page is not correct or if you have any questions regarding the Offer, please contact Linda Powell via email at lpowell@isisph.com or via telephone at (760) 602-2471.

Please note that you may change your previous choice whether to accept or reject the Offer at any time before 12:00 a.m., Pacific Time, on Thursday, May 8, 2003. If we extend the offer to exchange beyond that time, you may change your previous choice at any time until the extended date. To change your election, please complete a Notice of Change in Election Form by following the directions set forth in Section 5 of the Offer to Exchange documents.

Isis Pharmaceuticals, Inc.

STOCK OPTIONS CANCELED

Name	Employee ID #	Option Number	Grant Date	Cancel Date	Cancel Reason	Shares	Price	Total Price

Totals

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  Exhibit 99.(a)(1)(H)